Exhibit 10.7

                           [LETTERHEAD OF CYTOMEDIX]

                                  July 16, 2002

BDR Consulting, Inc.
Attn - Jim D. Swink, Jr.
10 Levant
Little Rock, Arkansas  72212

      Re: BDR / Cytomedix Consulting Arrangement

Dear Jim:

      This letter (the "Agreement") sets forth the terms of the engagement of BDR Consulting, Inc. (the "Consultant") to provide such management, financing, marketing and strategic consulting services to Cytomedix, Inc. (the "Company") and its affiliates as we shall mutually agree ("Consulting Services").

      1. Term. The Consultant shall provide Consulting Services during the period commencing on the date that the Company's Plan of Reorganization becomes effective (the "Effective Date"), and continuing until June 30, 2005 (the "Term"), unless sooner terminated pursuant to the provisions of Section 11 hereof.

      2. Services Rendered. During the Term, the Consultant shall be immediately and fully accessible to the Company at all times during normal business hours and provide Consulting Services continually as reasonably requested by the Company. In the event that the Company desires to engage the Consultant to perform services other than the Consulting Services (e.g., additional capital fundraising), then the parties shall negotiate the terms and conditions of any such special engagement. The Consultant shall have the right to perform consulting services to parties other than the Company; provided, however, that the Company shall be granted first priority with respect to the Consultant's time and such other services provided by the Consultant shall not compete with the Company's business.

      3. Oversight. The Consultant shall provide Consulting Services to the Company and shall work directly with the Company's management; provided, however, that the Consultant shall be supervised by and shall report directly to the Company's Board of Directors.

      4. Compensation. As compensation for providing the Consulting Services to the Company, the Consultant will receive compensation of One Hundred Eight Thousand US Dollars ($108,000) per annum. Such compensation will be paid to the Consultant monthly, on the first day of each month, commencing on the Effective Date, in twelve (12) equal installments of Nine Thousand US Dollars ($9,000). In the event that the Effective Date falls on a date that is not the first day of a month, then the initial compensation payment shall be pro-rated accordingly and shall be paid on the Effective Date.


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      5. Initial Compensation Payment. In addition to any pro-rated monthly payment made in accordance with Section 4 above, the Company shall pay to the Consultant, on the Effective Date, an amount equal to $27,000, which shall represent payment in advance for the months of April, May and June, 2005 (the "Initial Payment"). The Initial Payment shall be non-forfeitable except as provided in Section 11(d) below.

      6. Expenses. Upon presentation of acceptable documentation, the Company will promptly reimburse the Consultant for all reasonable out-of-pocket expenses you incur in connection with providing Consulting Services.

      7. Company Stock Options.

         (a) Option Grant. The Company shall grant the Consultant stock options for three hundred thousand (300,000) shares of the Company's stock in accordance with the Company's 2002 Stock Option Plan. Options for one hundred thousand (100,000) shares shall be fully vested on the Effective Date, options for an additional one hundred thousand (100,000) shares shall be fully vested on the first anniversary of the Effective Date, and options for the remaining one hundred thousand (100,000) shares shall be fully vested on the second anniversary of Effective Date. The exercise price shall be the fair market value on the Effective Date. In the event that the Company terminates this Agreement pursuant to Section 11(a) below, and in addition to any Consultant options vested as of such termination, options for an additional fifty thousand (50,000) shares of the Company shall immediately vest; provided, however, that the number of shares for which the Consultant shall have options shall not exceed 300,000. The Company and Consultant agree that Consultant may make the "Section 83(b)" election for federal and state income taxes with respect to the options granted under this Section 7(a).

         (b) Option Terms. The options to purchase shares shall expire ten (10) years from the date each option becomes exercisable. Immediately preceding a Change of Control, as defined in the 2002 Stock Option Plan, all issued and unvested stock options shall immediately become fully vested and exercisable by Consultant.

      8. Status. The Consultant is an independent contractor, and not an agent, of the Company or any of its affiliates for any purpose whatsoever. The Consultant will have no authority to, and agree not to, assume or create any obligation or liability, express or implied, on behalf of the Company or any of its affiliates, or bind the Company or any of its affiliates in any manner or to anything whatsoever. Except as otherwise provided herein, the Consultant agrees to be liable for and to pay its own expenses.

      9. Representation. The Consultant hereby represents and warrants to the Company that its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), any contract,


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agreement or understanding to which the Consultant is a party or by which the
Consultant is or may be bound, including without limitation, any non-competition or similar agreement.

      10. Confidential Information. The Consultant agrees that all matters concerning the Company, any affiliate of the Company, or any business partner of the Company will be treated by the Consultant as Confidential Information and held in strict confidence both during and after the Term. "Confidential Information" means all information relating to the Company's business or operations, including but not limited to, client and supplier lists, data, marketing plans, projections, strategies, unpublished financial information, trade secrets, or discoveries.

      11. Termination.

         (a) Upon forty-five (45) days advance written notice to the Consultant, the Company may terminate this Agreement for any reason.

         (b) In the event that the Consultant either (i) fails to perform, in a timely fashion, the Consulting Services, after written notice of the alleged failure and a fifteen (15) day opportunity to cure has been given, or (ii) breaches this Agreement, the Company may immediately terminate this Agreement.

         (c) The Consultant may terminate this Agreement due to a material breach hereof by the Company after written notice of the alleged breach and a fifteen (15) day opportunity to cure has been given.

         (d) Solely in the event that the Company terminates this Agreement in accordance with Section 11(b) above, the Initial Payment described in Section 5 shall be forfeited and the Consultant shall repay such Initial Payment to Company within ten (10) days of the effective date of such termination. In all other events of termination, the Company shall pay the Consultant for the fees and expense reimbursement due and payable through the effective date of the termination (without offset or deduction against the Initial Payment) and Consultant shall be entitled to retain the Initial Payment as a termination payment.

      12. Miscellaneous. This Agreement contains the entire agreement between you and the Company concerning the subject matter hereof. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by you and the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its conflict of laws principles or rules to the extent that the application of the law of another jurisdiction would be required thereby.

      13. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.


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      We hope that you are excited as we at the prospect of our working together. If the foregoing meets with your approval, kindly so signify by signing and returning the enclosed duplicate copies of this Agreement.

                                    Yours truly,

                                    CYTOMEDIX, INC.

                                    By:    /s/Kent T. Smith
                                    Name:  Kent T. Smith
                                    Title: President and Chief Executive Officer

Confirmed and agreed
to this 16th day of July, 2002

BDR CONSULTING, INC.

By: /s/ Jim D. Swink, Jr.
    Jim D. Swink, Jr., President